Exhibit 99.1

Echo Therapeutics Appoints Elazer Edelman, M.D., Ph.D., to Board of Directors.

ISELIN, N.J., Dec. 28, 2015 /PRNewswire/ -- Echo Therapeutics, Inc. (Nasdaq: ECTE), a medical device company focused on non-invasive continuous glucose monitoring (CGM) and associated technologies, today announced the appointment of Elazer Edelman, M.D., Ph.D. to its Board of Directors.  Currently a professor at MIT and Harvard Medical School, Dr. Edelman is widely recognized for his vision, leadership and significant, long-term contribution to the advancement of technological innovation. Dr. Edelman brings to Echo Therapeutics over 30 years experience in facilitating medical inventions and clinical implementation.

"We are very excited to have Dr. Edelman, one of the most respected and successful leaders in the medical innovation field, join our Board of Directors. We recruited Elazer to the board of directors for his breadth of experience and history of driving innovation in the complex and dynamic healthcare environment," said Michael M. Goldberg, M.D., Chairman of Echo Therapeutics. "Elazer's extensive research, clinical and medical experience, along with his broad network within industry, will enable him to make a significant and immediate contribution to the future success of Echo."

"I am very pleased to join Echo's board of directors and I believe that the Company's continuous glucose monitoring product represents today's model of bringing new technologies to market in response to unmet medical and public health needs. This technology has the potential to make a tangible impact on quality of life, health and well-being for all individuals in the weight loss and nutrition sectors, not only for those with diabetes," commented Dr. Edelman.

Elazer R. Edelman, M.D., Ph.D., is the Thomas D. and Virginia W. Cabot Professor of Health Sciences and Technology at MIT, Professor of Medicine at Harvard Medical School, and Senior Attending Physician in the coronary care unit at the Brigham and Women's Hospital in Boston. Dr. Edelman directs the Harvard-MIT Biomedical Engineering Center (BMEC), dedicated to applying the rigors of the physical sciences to elucidate fundamental biologic processes and mechanisms of disease.

Dr. Edelman received Bachelor of Science degrees in Bioelectrical Engineering and in Applied Biology, a Masters of Science degree in Electrical Engineering and Computer Sciences from MIT, and a Ph.D. in Medical Engineering and Medical Physics from MIT, and an M.D. degree from Harvard Medical School.  Dr. Edelman is a fellow of the National Academy of Engineering, National Academy of Medicine and the American Academy of Arts and Science. He recently received the 2015 Lifetime Achievement Award from the International Conference of Innovation (ICI). He has trained more than 300 students and fellows, and authored or co-authored more than 275 original scientific publications. Dr. Edelman has been assigned several administrative and committee positions, including a seat on the Science Board of the Food and Drug Administration (FDA).

About Echo Therapeutics

Echo Therapeutics is developing its non-invasive, wireless, continuous glucose monitoring (CGM) system. A significant opportunity exists for the Company's CGM to be used in the outpatient diabetes market and in the fitness, weight loss and personal lifestyle wearable-health space. A longer-term opportunity also exists in the hospital settings. Echo developed its needle-free skin preparation device as a platform technology that allows for enhanced skin permeation enabling extraction of analytes, such as glucose, and enhanced delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's clinical studies, the safety and efficacy of Echo's CGM System, the failure of future development and preliminary marketing efforts related to Echo's CGM System, Echo's ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners' ability to develop, market and sell Echo's CGM System, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its CGM System. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2014, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(732) 549-0128

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